UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SHOPKO STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

Second Supplement to Proxy Statement
Second Amendment to Agreement and Plan of Merger — Your Vote is Very Important
To the Shareholders of ShopKo Stores, Inc.:
     On or about August 10, 2005, we mailed to you a definitive proxy statement relating to a special meeting of shareholders of ShopKo Stores, Inc. to be held on September 14, 2005 for the purpose of approving the merger agreement that ShopKo entered into on April 7, 2005. The merger agreement provides for the acquisition of ShopKo by Badger Retail Holding, Inc., a newly-formed Delaware corporation whose current owner is a private equity fund which is affiliated with and managed by Goldner Hawn Johnson & Morrison Incorporated, a Minneapolis–based private equity firm. On or about September 20, 2005, we mailed to you a first supplement to the definitive proxy statement describing a first amendment to the original merger agreement, which provided that, among other things, upon completion of the merger, each outstanding share of ShopKo common stock would be converted into the right to receive $25.00 in cash, an increase of $1.00 per share over the price provided for in the original merger agreement.
     On September 29, 2005, the parties to the merger agreement further amended the merger agreement to increase the per share merger consideration payable to ShopKo shareholders from $25.00 to $25.50 per share. The second amendment to the merger agreement is attached to the accompanying proxy supplement as Appendix A. In addition, Goldner Hawn has reached an agreement with John A. Levin & Co. and several of its affiliates pursuant to which John A. Levin & Co. and such affiliates have agreed to vote all shares of ShopKo common stock owned by them in favor of the amended merger agreement and to grant to Badger Retail Holding an irrevocable proxy with respect to such shares. The voting agreement is attached to the accompanying proxy supplement as Appendix B.
     The ShopKo board of directors has approved and adopted the amended merger agreement and the transactions contemplated thereby, including the merger, and has determined that the amended merger agreement and such transactions are advisable to, fair to, and in the best interests of the holders of common stock of ShopKo, including the unaffiliated shareholders. The ShopKo board of directors recommends that ShopKo shareholders vote “FOR” the approval of the amended merger agreement. The recommendation of the ShopKo board of directors is based, in part, upon the unanimous recommendation of the special committee of the ShopKo board of directors consisting of four independent and disinterested directors of ShopKo. The special committee unanimously recommends that ShopKo shareholders vote “FOR” the approval of the amended merger agreement. The recommendation is also based on the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the independent financial advisor to the special committee, that, as of September 9, 2005, the merger consideration of $25.00 cash per share to be received by ShopKo shareholders pursuant to the original merger agreement, as amended by the first amendment to the original merger agreement, was fair, from a financial point of view, to such shareholders, other than Badger Retail Holding, its affiliates (which includes Goldner Hawn) and Mr. Jack W. Eugster, a director of ShopKo. Merrill Lynch’s opinion is subject to the assumptions, matters considered, limitations and qualifications set forth in its written opinion dated September 9, 2005, which is attached as Appendix B to the first proxy supplement dated September 19, 2005. We urge you to read the opinion in its entirety. The special committee and the board of directors believe that the terms and provisions of the amended merger agreement and the related merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders.
     ShopKo convened the special meeting of shareholders on September 14, 2005, as originally scheduled. The special meeting was adjourned until October 10, 2005 in order to permit ShopKo shareholders sufficient time to review the first proxy supplement before ShopKo submitted the special meeting proposals to a vote of ShopKo shareholders. On October 10, 2005 the special meeting will be reconvened as scheduled and further adjourned by the chairman of the special meeting until October 17, 2005 at 11:00 a.m., local time, at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2C, Chicago, Illinois, 60603, in order to permit ShopKo shareholders sufficient time to review the accompanying proxy supplement before ShopKo submits the special meeting proposals to a vote of ShopKo shareholders. The record date for the special meeting has not changed. Only shareholders who held shares of ShopKo common stock at the close of business on August 1, 2005 are entitled to vote at the special meeting. The accompanying proxy supplement contains additional information about ShopKo, Badger Retail Holding and the amended merger agreement. We urge you to read this document carefully and in its entirety. We also urge you, if you have not done so already, to read carefully and in their entirety the definitive proxy statement dated August 9, 2005 and the first proxy supplement dated September 19, 2005.
     On September 30, 2005, we received an unsolicited non-binding proposal from Sun Capital Partners Group IV, Inc., Developers Diversified Realty Corporation, Lubert-Adler Partners and Elliott Management Corporation to acquire ShopKo for $26.50 per share in cash. The non-binding proposal states that it is subject to completion of confirmatory due diligence. We have entered into a confidentiality agreement with members of the group and are providing them with information regarding ShopKo. We expect to update you regarding the proposal prior to the special meeting if there are any material developments. The special committee and our board of directors continue to recommend that ShopKo shareholders vote “FOR” approval of the amended merger agreement with Badger Retail Holding.
     We have enclosed a white proxy card with the accompanying proxy supplement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed white proxy card or vote by telephone or over the Internet. Your cooperation in voting your shares will be greatly appreciated.
     Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

John G. Turner Co-Chairman of the Board of Directors	Stephen E. Watson Co-Chairman of the Board of Directors
Green Bay, Wisconsin
October 4, 2005
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the amended merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the accompanying proxy supplement. Any representation to the contrary is a criminal offense.
     The proxy supplement, dated October 4, 2005, is first being mailed to shareholders on or about October 5, 2005.

Second Supplement to Proxy Statement

Introduction	S-1
Update to the Summary Term Sheet	S-2
Cautionary Statement Concerning Forward-Looking Information	S-9
Updates to Special Factors	S-10
Background of the Merger	S-10
Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger	S-12
Position of the GHJM Investors as to the Fairness of the Merger	S-14
Position of Mr. Jack W. Eugster as to the Fairness of the Merger	S-17
Position of Badger Retail Holding and Badger Acquisition as to the Fairness of the Merger	S-20
Purposes, Reasons and Plans for ShopKo after the Merger	S-20
Certain Effects of the Merger	S-20
Certain Risks in the Event of Bankruptcy	S-22
Financing	S-22
Debt Tender Offer	S-23
Interests of ShopKo Directors and Executive Officers in the Merger	S-24
Summary of Second Amendment to Original Merger Agreement, Voting Agreement and Expense Reimbursement Agreement	S-28
Markets and Market Price	S-30
Where Shareholders Can Find More Information	S-31

Appendix A: Second Amendment to Agreement and Plan of Merger, dated as of September 29, 2005, by and among Badger Retail Holding, Inc., Badger Acquisition Corp. and ShopKo Stores, Inc.	A-1
Appendix B:  Voting Agreement, dated as of September 29, 2005, by and among Badger Retail Holding, Inc., Badger Acquisition Corp., Levco Alternative Fund, Ltd., Purchase Associates, L.P., Purchase Associates II, L.P., Alvarado Capital Partners, L.P., Levco GP, Inc., John A. Levin & Co., Inc. and BKF Capital Group, Inc.
B-1

i

INTRODUCTION
      The information provided in the definitive proxy statement dated August 9, 2005, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to ShopKo shareholders on or about August 10, 2005, and the information provided in the first proxy supplement dated September 19, 2005, which we refer to in this proxy supplement as the first proxy supplement, previously mailed to ShopKo shareholders on or about September 20, 2005, continue to apply, except as described in the first proxy supplement or this proxy supplement, as applicable. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement or the first proxy supplement, the information in this proxy supplement is more current. If you need another copy of the definitive proxy statement or the first proxy supplement, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 800-491-3502 (toll-free). The definitive proxy statement and the first proxy supplement may also be found on the Internet at http://www.sec.gov. See “Where Shareholders Can Find More Information” beginning on page S-31 of this proxy supplement.
      In this proxy supplement, the terms “we,” “us,” “our,” “ShopKo” and the “Company” refer to ShopKo Stores, Inc. and, where appropriate, its subsidiaries. In this proxy supplement, we refer to Goldner Hawn Johnson & Morrison Incorporated as “Goldner Hawn,” Marathon Fund Limited Partnership V as “Marathon,” Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as “Merrill Lynch,” Badger Retail Holding, Inc. as “Badger Retail Holding” and Badger Acquisition Corp. as “Badger Acquisition.” We refer to Marathon, Miltiades Limited Partnership, Marathon’s general partner, Marathon Ultimate GP, LLC, general partner of Miltiades Limited Partnership, and Goldner Hawn, investment advisor to Marathon, collectively, as the “GHJM Investors.” We refer to Mr. Jack W. Eugster as “Mr. Eugster.” We refer to the holders of ShopKo’s common stock other than Badger Retail Holding, its affiliates (including Badger Acquisition and the GHJM Investors) and Mr. Eugster, as the “unaffiliated ShopKo shareholders.”
      This proxy supplement is being mailed to ShopKo shareholders who are eligible to vote at the special meeting of ShopKo shareholders being held for the purposes set forth in the notice of special meeting of shareholders contained in the first proxy supplement. All holders of record of ShopKo’s common stock at the close of business on August 1, 2005 are entitled to vote at the special meeting and any adjournments or postponements thereof. ShopKo intends to mail this proxy supplement and the accompanying white proxy card on or about October 5, 2005 to all shareholders entitled to vote at the special meeting.
      We urge you to read carefully this proxy supplement, together with the definitive proxy statement and the first proxy supplement. The information contained in this proxy supplement replaces and supersedes any inconsistent information set forth in the definitive proxy statement and the first proxy supplement.

UPDATE TO THE SUMMARY TERM SHEET
      This update supplements the summary term sheet contained in the definitive proxy statement, as updated by the first proxy supplement. The summary term sheet contained in the definitive proxy statement, together with the update in the first proxy supplement and this update, describes the most material terms of the transaction detailed in the definitive proxy statement, the first proxy supplement and this proxy supplement, but might not contain all of the information that is important to you. You are urged to read carefully this proxy supplement, including the appendices, the definitive proxy statement, together with the appendices to the definitive proxy statement and the documents referred to or incorporated by reference in the definitive proxy statement, and the first proxy supplement, together with the appendices to the first proxy supplement. You may obtain the information incorporated by reference in the definitive proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page S-31 of this proxy supplement.

•	The Proposed Transaction

The proposed transaction is the acquisition pursuant to the amended merger agreement of ShopKo by Badger Retail Holding, a newly-formed Delaware corporation whose current owner is a private equity fund which is affiliated with and managed by Goldner Hawn. The acquisition will be effected by the merger of Badger Acquisition with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger. The parties currently expect to complete the merger in October 2005, although there can be no assurance that we will be able to do so.

•	ShopKo Will Further Adjourn the Special Meeting of Shareholders on October 10, 2005 and Will Reconvene the Special Meeting on October 17, 2005

Adjournment of the Special Meeting. ShopKo convened the special meeting of shareholders on September 14, 2005 as originally scheduled. The special meeting was adjourned until October 10, 2005 in order to permit shareholders sufficient time to review the first proxy supplement before ShopKo submitted the special meeting proposals to a vote of the ShopKo shareholders. On October 10, 2005, the special meeting will be reconvened as scheduled and further adjourned by the chairman of the special meeting until October 17, 2005 at 11:00 a.m., local time, at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2C, Chicago, Illinois, 60603, in order to permit ShopKo shareholders sufficient time to review this proxy supplement before ShopKo submits the special meeting proposals to a vote of ShopKo shareholders.

Purpose. At the reconvened special meeting, you will be asked to consider and vote upon proposals to:

—	approve the amended merger agreement which provides for the merger of Badger Acquisition with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger, and the conversion of each outstanding share of ShopKo common stock (other than shares held as treasury shares or by any subsidiary of ShopKo, by Badger Retail Holding or by Badger Acquisition) into the right to receive $25.50 in cash;

—	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the amended merger agreement, which proposal we refer to in this proxy supplement as the meeting adjournment proposal; and

—	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting. Only shareholders who held shares of ShopKo common stock at the close of business on August 1, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Each share of ShopKo common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 30,170,251 shares of ShopKo common stock outstanding.

Vote Required. Approval of the amended merger agreement requires the affirmative vote of 15,085,126 shares of ShopKo common stock, being a majority of the shares of ShopKo common stock outstanding on the record date. Approval of the amended merger agreement is not subject to a separate vote of the unaffiliated ShopKo shareholders. Approval of the meeting adjournment proposal requires the affirmative vote of shareholders holding a majority of the shares of ShopKo common stock present and entitled to vote at the special meeting.

Proxies and Revocation of Proxies. A white proxy card for use at the special meeting accompanies this proxy supplement. As discussed under “The Special Meeting — Proxies and Revocation of Proxies” beginning on page 17 of the definitive proxy statement and in the proxy voting instructions on the accompanying white proxy card, shareholders of record may submit proxies by mail, by telephone or over the Internet. The deadline for entering voting instructions by telephone or over the Internet is 11:59 a.m., Central Daylight Savings Time, on Friday, October 14, 2005. However, any shareholder who has previously delivered a proxy for use at the special meeting and who does not wish to revoke that proxy or change his or her vote does not need to complete the accompanying white proxy card or take any other action in connection with this proxy supplement.

Proxies received at any time before the special meeting and not revoked or superseded by a later-dated proxy card before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the amended merger agreement and “FOR” the meeting adjournment proposal. Proxies that are not returned will have the legal effect of a vote “AGAINST” the proposal to approve the amended merger agreement and will have no legal effect with respect to the vote on the meeting adjournment proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of ShopKo at ShopKo’s executive offices located at 700 Pilgrim Way, Green Bay, Wisconsin 54304, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

•	ShopKo Shareholders Will Receive $25.50 in Cash, Without Interest, For Each Share of ShopKo Common Stock They Own (Page S-28)

Upon the completion of the merger, each issued and outstanding share of ShopKo common stock, other than shares held by ShopKo, its subsidiaries, Badger Retail Holding or Badger Acquisition, will be converted into the right to receive $25.50 in cash, without interest.

•	How Outstanding Options Will Be Treated (Page S-29)

Upon completion of the merger, all options to acquire shares of ShopKo common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the amended merger agreement, each option holder will receive a payment equal to $25.50 times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.

•	Recommendation of the Board of Directors; Fairness of the Merger (Page S-13)

The board of directors has determined that the amended merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, the holders of ShopKo common stock, including the unaffiliated ShopKo shareholders, has approved and adopted the amended merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the amended merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the ShopKo board of directors, other than Mr. Eugster and Mr. Richard A. Zona who recused themselves from participation in the meeting on September 29, 2005 to approve the amended merger agreement in light of their interests in the transaction.

The board of directors reached its determination based on the unanimous recommendation of the special committee of the board of directors, the opinion of Merrill Lynch dated September 9, 2005 and such other factors, documentation and information deemed appropriate by the board of directors. The board of directors believes that the terms and conditions of the amended merger agreement and the merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders.

•	Recommendation of the Special Committee; Fairness of the Merger (Page S-12)

The special committee unanimously determined that the amended merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders, and recommended to our board of directors that the amended merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. The special committee believes that the terms and conditions of the amended merger agreement and the merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders. The special committee also unanimously recommends that you vote “FOR” the approval of the amended merger agreement.

•	Fairness Opinion of Merrill Lynch (Page S-21 of the First Proxy Supplement)

The special committee engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the merger consideration to be received by the unaffiliated ShopKo shareholders pursuant to the merger agreement, as amended by the first amendment to the original merger agreement, was fair, from a financial point of view, to such holders.

Merrill Lynch provided its opinion dated September 9, 2005 for the information and assistance of the special committee and the board of directors in connection with their consideration of the merger. Merrill Lynch’s opinion is not a recommendation as to how any ShopKo shareholder should vote with respect to the amended merger agreement. ShopKo agreed to pay Merrill Lynch a fee for these services, the principal portion of which is payable upon completion of the merger. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached to the first proxy supplement as Appendix B. Shareholders are urged to read and should read the entire opinion carefully.

•	Second Amendment to the Original Merger Agreement (Page S-28)

On September 29, 2005, Badger Retail Holding, Badger Acquisition and ShopKo entered into a second amendment to the original merger agreement, which is attached to this proxy supplement as Appendix A and is incorporated in this proxy supplement by reference. Pursuant to the amendment, the consideration payable to holders of ShopKo common stock upon completion of the merger was increased from the $25.00 per share provided for in the merger agreement, as amended by the first amendment to the original merger agreement, to $25.50 per share.

The increased purchase price will be partially financed by an increase in the equity commitment of Marathon, from $27.0 million to $31.75 million, and an increase in the equity commitment of Mr. Eugster from $3.0 million to $3.25 million. Accordingly, Marathon and Mr. Eugster delivered to Badger Retail Holding an amendment to the equity commitment letter providing for such increased commitments. See “Updates to Special Factors — Financing” beginning on page S-22 of this proxy supplement.

•	Voting Agreement and Expense Reimbursement Agreement (Page S-29)

In connection with the execution of the second amendment to the merger agreement, Levco Alternative Fund, Ltd., Purchase Associates, L.P., Purchase Associates II, L.P., Alvarado Capital Partners, L.P., Levco GP, Inc., John A. Levin & Co., Inc. and BKF Capital Group, Inc. (which we refer to collectively in this proxy supplement as the Levco Investors) have entered into an agreement with Badger Retail Holding and Badger Acquisition pursuant to which the Levco Investors have agreed to vote all of the shares of ShopKo common stock owned by them for approval of the amended merger agreement and for the meeting adjournment proposal. According to filings made by the Levco Investors with the Securities and Exchange Commission (the “SEC”), the Levco Investors owned 1,818,400 shares of ShopKo common stock representing in the aggregate approximately 6.0% of the outstanding shares of ShopKo common stock. The Levco Investors have also granted to Badger Retail Holding an irrevocable proxy to vote their shares at the special meeting.

In addition, the Levco Investors have entered into an expense reimbursement agreement with Badger Retail Holding and Badger Acquisition pursuant to which Badger Retail Holding has agreed to cause ShopKo to reimburse the Levco Investors for certain documented out-of-pocket expenses up to a maximum amount of $300,000, solely in the event that the acquisition of ShopKo by Badger Retail Holding is completed on the terms set forth in the amended merger agreement.

•	Questions and Answers About the Special Meeting and the Merger
        Q: Why are you sending me this proxy supplement?

A:	We are sending you this proxy supplement because on September 29, 2005, Badger Retail Holding, Badger Acquisition and ShopKo further amended the merger agreement. Pursuant to the amendment, the consideration payable to holders of ShopKo common stock upon completion of the merger was increased from the $25.00 per share provided in the merger agreement, as amended by the first amendment to the original merger agreement, to $25.50 per share. This proxy supplement provides information with respect to the amended merger agreement and updates the definitive proxy statement and the first proxy supplement which were previously mailed to you.
        Q: How do I vote my shares of ShopKo common stock?

A:	Before you vote or, if you have already voted and wish to change your vote, you should carefully read and consider the information contained in this proxy supplement, including the appendices, the information contained in the first proxy supplement, including the appendices, and the information contained in or incorporated by reference in the definitive proxy statement, including the appendices. You should also determine whether you hold your shares of ShopKo common stock directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote or to change your vote. If you are a registered holder of ShopKo common stock (that is, if you hold your ShopKo common stock in certificate form), you may vote in any of the following ways:

•	in person at the special meeting — complete and sign the enclosed white proxy card and bring it and evidence of your stock ownership to the special meeting;

•	by mail — complete, sign and date any of the white proxy cards that ShopKo previously mailed to you or the enclosed white proxy card and return such proxy card in the accompanying postage paid return envelope as soon as possible to ShopKo; or

•	by telephone or over the Internet — follow the instructions included with your white proxy card. The deadline for voting by telephone or over the Internet is 11:59 a.m., Central Daylight Savings Time, on October 14, 2005.

If you are a non-registered holder of shares of common stock of ShopKo (which for purposes of this proxy supplement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

The telephone and Internet voting procedures are designed to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded consistent with applicable law. Shareholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies, and that there may be some risk that a shareholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

If you are a participant in the ShopKo Stores, Inc. Shared Savings Plan, you may use the enclosed white proxy card to direct the trustee of the Shared Savings Plan to vote shares of ShopKo common stock you beneficially own under the Shared Savings Plan. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than 11:59 a.m., Central Daylight Savings Time, on October 13, 2005. Pursuant to Section 10.6 of the Shared Savings Plan, the shares for which no voting instructions are received are to be voted in the same proportion as the shares held by the trustee with respect to the Shared Savings Plan for which voting instructions have been received. The trustee will vote the shares in accordance with participant directions and the provisions of the Shared Savings Plan unless otherwise required by law. As of the record date, the participants in the Shared Savings Plan held 855,658 shares of ShopKo common stock under such plan, representing approximately 2.8% of the outstanding shares of ShopKo common stock.
        Q: What if I already voted using the white proxy card you sent me earlier?

A:	First, carefully read this proxy supplement, including the appendices, the first proxy supplement and the definitive proxy statement. If you already have delivered a properly executed proxy, you will be considered to have voted on the amended merger agreement, and you do not need to do anything unless you wish to change your vote. If you are a registered holder and you have not already delivered a properly executed proxy, or wish to change your vote, please complete, sign and date the enclosed white proxy card and return it in the accompanying prepaid envelope or vote by telephone or on the Internet to ensure that your shares will be represented at the special meeting. If your shares are held in “street name” by your broker, and you have not already delivered a properly executed proxy, or wish to change your vote, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.
        Q: What happens if I return my white proxy card but I do not indicate how to vote?

A:	If you properly return your white proxy card, but do not include instructions on how to vote, your shares of ShopKo common stock will be voted “FOR” the approval of the amended merger agreement and “FOR” the approval of the meeting adjournment proposal. ShopKo’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed white proxy card intend to vote the shares they represent in accordance with their best judgment.
        Q: What happens if I abstain from voting on a proposal?

A:	If you return your white proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.
        Q: What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the amended merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of ShopKo common stock, you can do this in any of the following ways:

•	by sending a written notice to the Secretary of ShopKo to the address specified below stating that you would like to revoke your proxy;

•	by completing and submitting a new, later-dated proxy card by mail to the address specified below;

•	by voting by telephone after previously voting or submitting your proxy card;

•	by voting over the Internet after previously voting or submitting your proxy card; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of ShopKo at ShopKo’s executive offices located at 700 Pilgrim Way, Green Bay, Wisconsin 54304.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote. If you are a participant in the ShopKo Stores, Inc. Shared Savings Plan and wish to change your vote, you must submit instructions to the trustee of the Shared Savings Plan no later than 11:59 a.m., Central Daylight Savings Time, on October 13, 2005. See “— How do I vote my shares of ShopKo common stock?” on page S-5 of this proxy supplement.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of ShopKo common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares will not be considered present at the special meeting for purposes of determining a quorum and will have the legal effect of a vote “AGAINST” the proposal to approve the amended merger agreement and will not be considered to have been voted with respect to the meeting adjournment proposal.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the bank or trust company designated by Badger Retail Holding to act as the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of ShopKo common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of $25.50 for each share of ShopKo common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q.	What is the board’s view of the third party group proposal?

A.	On September 30, 2005, we received an unsolicited non-binding proposal from Sun Capital Partners Group IV, Inc., Developers Diversified Realty Corporation, Lubert-Adler Partners and Elliott Management Corporation to acquire ShopKo for $26.50 per share in cash. The non-binding proposal states that it is subject to completion of confirmatory due diligence. We have entered into a confidentiality agreement with members of the group and are providing them with information regarding ShopKo. We expect to update you regarding the proposal prior to the special meeting if there are any material developments. The special committee and our board of directors continue to recommend that ShopKo shareholders vote “FOR” approval of the amended merger agreement with Badger Retail Holding.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy supplement, the first proxy supplement or the definitive proxy statement or if you have questions about the amended merger agreement or the merger, including the procedures for voting your shares, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at 800-491-3502. You may also call our investor hotline at 920-429-7039.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION
      Any statements made in this proxy supplement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on ShopKo’s current estimates and assumptions and, as such, involve uncertainty and risk.
      The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy supplement, or, in the case of documents attached to this proxy supplement, as of the respective dates of such documents. ShopKo may not be able to complete the proposed merger on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain financing to consummate the merger or the failure to satisfy other closing conditions. These and other factors are discussed in the definitive proxy statement, the first proxy supplement and in this proxy supplement and in the documents that are incorporated by reference in the definitive proxy statement, including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.
      Except to the extent required under the federal securities laws, ShopKo does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through another supplement to the definitive proxy statement and amend the related Rule 13e-3 transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger, in each case, to the extent necessary. The safe harbor from liability for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy supplement, does not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement, proxy statement supplement or documents incorporated by reference therein.
      All information contained in this proxy supplement concerning the GHJM Investors, Badger Retail Holding, Badger Acquisition and their affiliates and designees has been supplied by Badger Retail Holding and has not been independently verified by ShopKo. All information contained in this proxy supplement concerning Mr. Eugster has been supplied by Mr. Eugster and has not been independently verified by ShopKo.

UPDATES TO SPECIAL FACTORS
Background of the Merger
      The definitive proxy statement describes the background of the merger up to and including August 9, 2005, and the first proxy supplement describes the background of the merger thereafter and up to and including September 19, 2005. The discussion below supplements those descriptions by describing the background of the merger up to and including the date of this proxy supplement.
      On September 13, 2005, Mr. Michael T. Sweeney, a managing director of Goldner Hawn, met with a number of representatives of John A. Levin & Co., including Mr. Jonathan Reiss, Portfolio Manager. Mr. Sweeney and Mr. Reiss discussed the terms of the amended merger agreement, and Mr. Reiss informed Mr. Sweeney that the Levco Investors would not vote in favor of the transactions contemplated by the merger agreement, as amended by the first amendment to the original merger agreement, despite the fact that the amended merger agreement included an increase in the merger consideration to $25.00 per share. Mr. Reiss indicated, however, that the Levco Investors would be willing to reconsider their position if the merger consideration were increased. During the period from September 13, 2005 through September 28, 2005, Mr. Reiss and Mr. Sweeney had several additional conversations regarding the willingness of the Levco Investors to support the merger if the merger consideration were increased.
      On September 27, 2005, Mr. Sweeney met with Mr. Ivan Krsticevic, Portfolio Manager at Elliott Management Corporation. Elliott Management Corporation, together with its affiliates who we refer to collectively as the Elliott Investors, then beneficially owned approximately 8.0% of the issued and outstanding shares of ShopKo common stock. Mr. Krsticevic informed Mr. Sweeney that the Elliott Investors would not vote in favor of the transactions contemplated by the amended merger agreement, despite the fact that the amended merger agreement included an increase in the merger consideration to $25.00 per share. Mr. Krsticevic indicated, however, that the Elliott Investors would only be willing to reconsider their position if the merger consideration were increased to $26.00 per share or if they were invited to participate as an equity investor with Marathon in Badger Retail Holding. Mr. Sweeney indicated to Mr. Krsticevic that these proposed terms were unacceptable to Goldner Hawn. As described below, certain of the Elliott Investors are part of the group that made the non-binding proposal on September 30, 2005 to acquire ShopKo for $26.50 per share in cash.
      On September 28, 2005, Mr. Reiss indicated to Mr. Sweeney that the Levco Investors would support the transactions contemplated by the amended merger agreement at a merger consideration of $25.50 per share. During the course of the day and into the evening of September 28, 2005, Goldner Hawn and the Levco Investors negotiated (i) the terms of a voting agreement, pursuant to which the Levco Investors would agree to vote all of the ShopKo common stock owned by them in favor of the merger and to grant an irrevocable proxy to Badger Retail Holding with respect to such shares, and (ii) the terms of a reimbursement agreement, under which Badger Retail Holding would cause ShopKo to reimburse the Levco Investors for up to $300,000 of documented out-of-pocket expenses if the merger was completed in accordance with the terms of the amended merger agreement. Mr. Sweeney had no further conversations with Mr. Krsticevic of Elliott Investors.
      On September 28, 2005, Mr. Sweeney had a telephone conversation with Mr. Stephen E. Watson, a member of the special committee, during which Mr. Sweeney updated Mr. Watson on the discussions between Goldner Hawn and the Levco Investors described above and indicated that Badger Retail Holding was prepared to enter into a second amendment to the merger agreement that would provide that the consideration payable to holders of ShopKo common stock upon completion of the merger would be increased from the $25.00 per share provided in the merger agreement, as amended by the first amendment, to $25.50 per share. Further, Marathon and Mr. Eugster would be delivering an amendment to the equity commitment letter that would provide for an increased equity commitment that would be used to finance a portion of the increase in the merger consideration. Mr. Sweeney also stated that in connection with the willingness of Badger Retail Holding to enter into the second amendment to the merger agreement, the Levco Investors had agreed to enter into a voting agreement whereby the Levco

Investors would agree to vote all shares of ShopKo common stock owned by them in favor of the amended merger agreement and to grant to Badger Retail Holding an irrevocable proxy to vote such shares at the special meeting. Lastly, Mr. Sweeney communicated that Badger Retail Holding had agreed to enter into an expense reimbursement agreement with the Levco Investors whereby Badger Retail Holding would commit to cause ShopKo to reimburse up to $300,000 of the documented out-of-pocket expenses of the Levco Investors if the proposed merger was completed pursuant to the terms and conditions of the merger agreement, as amended by the proposed second amendment.
      During the afternoon on September 28, 2005, Goldner Hawn’s legal counsel distributed a draft of a second amendment to the merger agreement which provided for, among other things, an increase in the merger consideration to $25.50 per share, together with drafts of the amendment to the equity commitment letter, the voting agreement and the expense reimbursement agreement. The parties negotiated and nearly finalized each of those agreements during that evening.
      During the early morning on September 29, 2005, the special committee met by teleconference with its financial and legal advisors. Mr. Dale P. Kramer, a member of the ShopKo board of directors, Mr. Steven R. Andrews, Senior Vice President, Law and Human Resources of ShopKo, Mr. Peter G. Vandenhouten, Assistant General Counsel of ShopKo, and representatives of Godfrey & Kahn, S.C., legal counsel to the ShopKo board of directors, were also present at the invitation of the special committee. In advance of the meeting, the members of the special committee and Mr. Kramer had received written materials, including the most recent draft of the second amendment to the merger agreement, the amendment to the equity commitment letter, the voting agreement and the expense reimbursement agreement. At the beginning of the meeting, Mr. Watson reported on his discussions with Mr. Sweeney described above. Following that, Sidley Austin Brown & Wood LLP, legal counsel to the special committee, summarized the terms of the second amendment to the merger agreement, the amendment to the equity commitment letter, the voting agreement and the expense reimbursement agreement. After discussion, the special committee, by unanimous vote, adopted resolutions determining that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of ShopKo, including the unaffiliated ShopKo shareholders, and recommending that the ShopKo board of directors adopt and approve the amended merger agreement and recommending that the shareholders of ShopKo vote for approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.
      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting. Based on the recommendation of the special committee, the fairness opinion previously delivered by Merrill Lynch on September 9, 2005 and other factors considered by the board, the board of directors adopted resolutions approving and adopting the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, determining that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders, and recommending that the holders of ShopKo common stock vote for the approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger. The board of directors also approved the acquisition by Badger Retail Holding and its affiliates of beneficial ownership of the ShopKo common stock subject to the voting agreement.
      Following the special committee and board of directors meetings, the parties executed the second amendment to the merger agreement, Badger Retail Holding and the Levco Investors delivered executed copies of the voting agreement and the expense reimbursement agreement and Marathon and Mr. Eugster delivered an executed copy of the amendment to the equity commitment letter.
      During the late morning on September 29, 2005, ShopKo issued a press release announcing the execution of the amendment to the merger agreement and the execution of the voting agreement, the expense reimbursement agreement and the amendment to the equity commitment letter.

      On September 30, 2005, ShopKo received an unsolicited non-binding proposal from Sun Capital Partners Group IV, Inc., Developers Diversified Realty Corporation, Lubert-Adler Partners and Elliott Management Corporation to acquire ShopKo for $26.50 per share in cash. The non-binding proposal states that it is subject to completion of confirmatory due diligence. On October 1, 2005, the special committee determined that the proposal could reasonably be expected to result in a superior proposal under the merger agreement. On October 2, 2005, ShopKo entered into a confidentiality agreement with members of the group. Also on October 2, 2005, Goldner Hawn sent the special committee a letter indicating that it disagreed with the special committee’s determination. On October 3, 2005, ShopKo issued a press release disclosing the proposal and Goldner Hawn’s letter. Copies of the proposal and the Goldner Hawn letter have been filed as exhibits to a Current Report on Form 8-K filed by ShopKo with the SEC on October 4, 2005.
Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee
      The special committee, by unanimous vote at a meeting on September 29, 2005, determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of ShopKo, including the unaffiliated ShopKo shareholders, recommended that our board of directors adopt and approve the amended merger agreement and determined to recommend that the shareholders of ShopKo vote for approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.
      In reaching its determinations, the special committee consulted with its financial and legal advisors and considered the short-term and long-term interests and prospects of ShopKo and its shareholders. The special committee also considered the fairness opinion presented to the special committee by Merrill Lynch on September 9, 2005. See “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page S-21 of the first proxy supplement for a description of Merrill Lynch’s fairness opinion.
      In reaching the foregoing determinations, the special committee considered the material factors that it believed supported its determinations outlined under “Updates to Special Factors — Reasons for the Merger; Recommendations of the Special Committee and of our Board of Directors; Fairness of the Merger  — The Special Committee” on pages S-14 through S-17 of the first proxy supplement and also considered the risks and other potentially negative factors concerning the merger set forth on pages S-17 and S-18 of the first proxy supplement. In addition and in connection with its consideration of the material factors, risks and potential negative factors referenced in the prior sentence, the special committee also considered the following material factors that it believed supported its determinations:

•	The fact that the second amendment to the merger agreement provides for an additional increase in the merger consideration from the $25.00 per share provided in the merger agreement, as amended by the first amendment, to $25.50 per share;

•	The course of the negotiation of the merger consideration and the fact that the $25.50 per share cash merger consideration represented a nearly 60% premium over the indication of interest received from Goldner Hawn on May 3, 2004 of $16.00 per share, a 25% premium over the offer price of $20.40 per share received from Goldner Hawn on October 1, 2004, a 6.25% premium over the price of $24.00 per share provided for in the original merger agreement and a 2% premium over the price of $25.00 per share provided for in the merger agreement, as amended by the first amendment to the original merger agreement; and

•	The fact that the special committee believes that the voting agreement entered into by the Levco Investors, Badger Retail Holding and Badger Acquisition on September 29, 2005 will increase the likelihood that the amended merger agreement will be approved by ShopKo’s shareholders at the special meeting of shareholders.
      The special committee believes that sufficient procedural safeguards were and are present to ensure the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders and to permit the special committee to represent effectively the interests of the unaffiliated ShopKo shareholders. For the reasons stated below, the special committee did not consider it necessary to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative to act solely on behalf of the unaffiliated ShopKo shareholders.

•	The special committee consists of independent directors who acted to represent solely the interests of the unaffiliated ShopKo shareholders and to negotiate with Goldner Hawn on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of the unaffiliated ShopKo shareholders, except that all members of the special committee hold restricted stock that will vest upon completion of the merger and stock options that will be “cashed-out” in the merger at the same price that the unaffiliated ShopKo shareholders will receive and which is consistent with the treatment being afforded to all employees who hold stock options;

•	Mr. Eugster beneficially owned approximately 0.5% of the outstanding shares of ShopKo common stock and the GHJM Investors have entered into a voting agreement with respect to shares representing approximately 6.0% of the outstanding shares of ShopKo common stock, meaning that the difference between the affirmative vote of the majority of outstanding shares of ShopKo common stock as compared to the affirmative vote of a majority of the outstanding shares of ShopKo common stock held by the unaffiliated ShopKo shareholders would not be significant;

•	The special committee retained and received the advice of Sidley, its independent legal counsel, and Merrill Lynch, its financial advisor, and requested that Merrill Lynch render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders pursuant to the original merger agreement, as amended by the first amendment to the original merger agreement. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Goldner Hawn; and

•	The special committee and its advisors conducted extensive negotiations with Goldner Hawn and had the authority to reject the transaction proposed by the GHJM Investors. These negotiations led to an increase in the cash merger consideration payment to be received by the shareholders of ShopKo from $16.00 per share to $24.00 per share and then, as described in the first proxy supplement, from $24.00 to $25.00 and then, as described in this proxy supplement, from $25.00 to $25.50.

The ShopKo Board of Directors
      On September 29, 2005, the special committee, by unanimous vote, determined to recommend that our board of directors adopt and approve the amended merger agreement. At a meeting that occurred immediately after the special committee meeting, our board of directors adopted resolutions:

•	Approving the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger;

•	Determining that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders; and

•	Recommending that the holders of ShopKo common stock vote for the approval of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger. See “— Background of the Merger” beginning on page S-10 of this proxy supplement for additional information on the recommendation of our board of directors.
      The resolutions were approved by the unanimous affirmative vote of the ShopKo board of directors, other than Mr. Eugster and Mr. Zona who recused themselves from participation in the meeting on

September 29, 2005 to approve the amended merger agreement in light of their interests in the transaction.
      Our board of directors believes that the amended merger agreement and the merger are substantively and procedurally fair to the unaffiliated ShopKo shareholders. In reaching these conclusions, our board of directors considered the unanimous recommendation and analysis of the special committee, as described above, including the opinion of Merrill Lynch dated September 9, 2005 with respect to the fairness, from a financial point of view, of the cash merger consideration to the unaffiliated ShopKo shareholders pursuant to the original merger agreement, as amended by the first amendment to the original merger agreement, and adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the amended merger agreement.
      In light of the factors set forth above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, our board of directors did not consider it necessary either to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative (other than the special committee) to act solely on behalf of the unaffiliated ShopKo shareholders for purposes of negotiating the terms of the amended merger agreement or preparing a report concerning the fairness of the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.
      Based on the factors outlined above and outlined in the first proxy supplement, including the opinion of Merrill Lynch as to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders in the merger, the special committee and our board of directors determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock, including the unaffiliated ShopKo shareholders.
      Our board of directors believes that the merger is advisable to, fair to and in the best interests of, the unaffiliated ShopKo shareholders. Our board of directors recommends that you vote “FOR” approval of the amended merger agreement.
Position of the GHJM Investors as to the Fairness of the Merger
      Under a possible interpretation of the rule governing “going private” transactions, the GHJM Investors may be deemed to be affiliates of ShopKo and required to express their beliefs as to the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders. Each of the GHJM Investors is making the statements included under this heading solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of the GHJM Investors believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders on the basis of the factors described below.
      None of the GHJM Investors participated in the deliberations of the special committee or the ShopKo board of directors regarding, or received advice from the special committee’s or ShopKo’s legal or financial advisors as to, the substantive or procedural fairness of the merger to the unaffiliated ShopKo shareholders. Based on GHJM Investors’ knowledge and analysis of available information regarding ShopKo, as well as discussions with member of ShopKo’s senior management regarding the factors considered by, and the findings of, the special committee and the ShopKo board of directors discussed under “—Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-12 of this proxy supplement, the GHJM Investors believe that the merger agreement is substantively and procedurally fair to the unaffiliated ShopKo shareholders.
      In reaching the foregoing determinations, the GHJM Investors considered the material factors that it believed supported its determinations outlined under “Updates to Special Factors—Position of the GHJM

Investors as to the Fairness of the Merger” beginning on page S-28 of the first proxy supplement. In particular, in addition to the factors referred to above, the GHJM Investors considered the following:

•	The fact that the second amendment to the merger agreement provides for an additional increase in the merger consideration from the $25.00 per share provided in the merger agreement, as amended by the first amendment, to $25.50 per share;

•	The course of the negotiation of the merger consideration and the fact that the $25.50 per share cash merger consideration represented a nearly 60% premium over the indication of interest received from Goldner Hawn on May 3, 2004 of $16.00 per share, a 25% premium over the offer price of $20.40 per share received from Goldner Hawn on October 1, 2004, a 6.25% premium over the price of $24.00 per share provided for in the original merger agreement and a 2% premium over the price of $25.00 per share provided for in the merger agreement, as amended by the first amendment to the original merger agreement; and

•	The fact that the special committee believes that the voting agreement entered into by the Levco Investors, Badger Retail Holding and Badger Acquisition on September 29, 2005 will increase the likelihood that the amended merger agreement will be approved by ShopKo’s shareholders at the special meeting of shareholders.
      Each of the GHJM Investors believes that the merger is procedurally fair to the unaffiliated ShopKo shareholders based upon the following factors and, on the basis of such factors, the GHJM Investors did not consider it necessary to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative to act solely on behalf of the unaffiliated ShopKo shareholders:

•	The special committee consists of independent directors who acted to represent solely the unaffiliated ShopKo shareholders and to negotiate with Goldner Hawn on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of the unaffiliated ShopKo shareholders, except that all members of the special committee hold restricted stock that will vest upon completion of the merger and stock options that will be “cashed-out” in the merger at the same price that the unaffiliated ShopKo shareholders will receive;

•	Mr. Eugster beneficially owned approximately 0.5% of the outstanding shares of ShopKo common stock and the GHJM Investors have entered into a voting agreement with respect to shares representing approximately 6.0% of the outstanding shares of ShopKo common stock, meaning that the difference between the affirmative vote of the majority of outstanding shares of ShopKo common stock as compared to the affirmative vote of a majority of the outstanding shares of ShopKo common stock held by the unaffiliated ShopKo shareholders would not be significant;

•	The special committee retained and received the advice of Sidley, its independent legal counsel, and Merrill Lynch, its financial advisor, and requested that Merrill Lynch render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders pursuant to the original merger agreements, as amended by the first amendment to the original merger agreement. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Goldner Hawn;

•	The special committee and its advisors conducted extensive negotiations with Goldner Hawn and had the authority to reject the transaction proposed by the GHJM Investors. These negotiations led to an increase in the cash merger consideration payment to be received by the shareholders of ShopKo from $16.00 per share to $24.00 per share and, then, as described in this proxy supplement, from $24.00 per share to $25.50 per share; and

•	The merger was unanimously approved by the members of the special committee and by the unanimous affirmative vote of the ShopKo board of directors, other than Messrs. Eugster and Zona who recused themselves from participation in the board of directors meeting on September 29, 2005 to approve the amended merger agreement in light of their interests in the transaction.

      Each of the GHJM Investors believes that the merger is procedurally fair despite the fact that the terms of the amended merger agreement do not specifically require the approval of a majority of the unaffiliated ShopKo shareholders and that the ShopKo board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of the unaffiliated ShopKo shareholders for purposes of negotiating the terms of the amended merger agreement. In this regard, each of the GHJM Investors notes that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type.
      None of the GHJM Investors considered net book value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for ShopKo common stock. None of the GHJM Investors considered liquidation value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because of their belief that liquidation value did not present a meaningful valuation for ShopKo and its business; rather, it was the belief of the GHJM Investors that ShopKo’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because ShopKo’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the GHJM Investors concluded that ShopKo is not susceptible to a meaningful liquidation valuation. Moreover, it was the belief of the GHJM Investors that a large part of ShopKo’s success is attributable to its market share and market presence as a chain of numerous individual properties unified by a recognizable brand name and reputation for quality, and any liquidation of its assets or break-up or piecemeal sale of its parts would not maximize shareholder value because it would not likely compensate ShopKo’s shareholders for the value inherent in ShopKo’s market position or brand identity. Therefore, the GHJM Investors believed that the liquidation methodology would result in a lower valuation for ShopKo than had been proposed in the merger negotiations.
      Further, the GHJM Investors did not establish a pre-merger going concern value for ShopKo, assuming the sale of ShopKo as an integrated business (that is, as a “going concern”). The GHJM Investors did not believe that there is a single method for determining going concern value and, therefore, did not base their valuation of ShopKo on a concept that is subject to various interpretations. Further, the GHJM Investors believed that, to the extent that ShopKo’s pre-merger going concern value was already reflected in the pre-announcement stock price of ShopKo common stock, such pre-merger going concern value undervalued ShopKo in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. Moreover, since going concern value is often defined as the ability to generate earnings (rather than cash flows) from its assets, the GHJM Investors did not believe that ShopKo’s premerger going concern value was meaningful in determining the fairness of the merger because, following the merger, ShopKo will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company. For example, ShopKo will have a significantly different level of fixed interest costs following the merger, which will affect ShopKo’s ability to generate earnings from its assets. Thus, the GHJM Investors did not believe that ShopKo’s pre-merger going concern value would be a significant consideration in determining what value potential acquirors were likely to place on ShopKo, which would be a much more highly leveraged company in the hands of such acquirors. While the GHJM Investors did not consider pre-merger going concern value for the reasons described above, in reaching their determination that the merger is fair to the unaffiliated ShopKo shareholders, the GHJM Investors did consider ShopKo’s historical results of operations and ShopKo’s projected future cash flows as a continuing enterprise, in light of the GHJM Investors’ view of the challenges facing the retail industry in general, the future prospects of ShopKo in the increasingly competitive retail sector and their assessment of the assumptions underlying ShopKo’s financial projections and the risks relating to their achievability. In this regard, the GHJM Investors noted that (i) while ShopKo’s results of operations exceeded management’s guidance for the fiscal year ended January 29, 2005, such results also indicated a decline in comparable store sales, as did ShopKo’s results of operations for the first and second fiscal quarters of 2005 and (ii) ShopKo’s projected cash flows assumed that ShopKo would be able to maintain its market share and profit margins despite the highly competitive nature of the discount general retail business.
      In addition to the factors described above, in considering the substantive fairness of the merger to the unaffiliated ShopKo shareholders, the GHJM Investors considered their belief that the per share consideration offered to ShopKo shareholders pursuant to the amended merger agreement represented the maximum consideration that could be paid by the GHJM Investors in light of ShopKo’s debt service obligations following the merger, while maintaining sufficient liquidity to conduct its business operations.
      The foregoing discussion of the information and factors considered by the GHJM Investors is not intended to be exhaustive, but the GHJM Investors believe it includes all material factors considered by the GHJM Investors. The GHJM Investors did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated ShopKo shareholders, nor have they assigned specific relative weights to the factors considered by them. The GHJM Investors believe that the factors discussed above provide a reasonable basis for their belief that the merger is fair to the unaffiliated ShopKo shareholders. This belief should not, however, be construed as a recommendation to any ShopKo shareholder to vote to approve the amended merger agreement. The GHJM Investors do not make any recommendation as to how shareholders of ShopKo should vote their shares relating to the merger or any related transaction.
Position of Mr. Jack W. Eugster as to the Fairness of the Merger
      Under a possible interpretation of the rules governing “going private” transactions, Mr. Eugster may be deemed to be an affiliate of ShopKo and required to express his belief as to the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders. Mr. Eugster is making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Mr. Eugster believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders on the basis of the factors described below.
      Mr. Eugster did not participate in the deliberations of the special committee or the ShopKo board of directors regarding, or receive advice from the special committee’s or ShopKo’s legal or financial advisors as to, the substantive and procedural fairness of the merger to the unaffiliated ShopKo shareholders. Based on Mr. Eugster’s knowledge and analysis of available information regarding ShopKo, as well as discussions with members of ShopKo’s senior management regarding the factors considered by, and the findings of, the special committee and the ShopKo board of directors discussed under “—Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-12 of this proxy supplement, Mr. Eugster believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders.
      In reaching the foregoing determinations, Mr. Eugster considered the material factors that he believed supported his determinations outlined under “Updates to Special Factors—Position of the Mr. Eugster as to the Fairness of the Merger” beginning on page S-32 of the first proxy supplement. In particular, in addition to the factors referred to above, Mr. Eugster considered the following:

•	The fact that the second amendment to the merger agreement provides for an additional increase in the merger consideration from the $25.00 per share provided in the merger agreement, as amended by the first amendment, to $25.50 per share;

•	The course of the negotiation of the merger consideration and the fact that the $25.50 per share cash merger consideration represented a nearly 60% premium over the indication of interest received from Goldner Hawn on May 3, 2004 of $16.00 per share, a 25% premium over the offer price of $20.40 per share received from Goldner Hawn on October 1, 2004, a 6.25% premium over the price of $24.00 per share provided for in the original merger agreement and a 2% premium over the price of $25.00 per share provided for in the merger agreement, as amended by the first amendment to the original merger agreement; and

•	The fact that the special committee believes that the voting agreement entered into by the Levco Investors, Badger Retail Holding and Badger Acquisition on September 29, 2005 will increase the likelihood that the amended merger agreement will be approved by ShopKo’s shareholders at the special meeting of shareholders.

      Mr. Eugster believes that the merger is procedurally fair to the unaffiliated ShopKo shareholders based upon the following factors and, on the basis of such factors, Mr. Eugster did not consider it necessary to require a separate affirmative vote of a majority of the unaffiliated ShopKo shareholders or to retain an unaffiliated representative to act solely on behalf of the unaffiliated ShopKo shareholders:

•	The special committee consists of independent directors who acted to represent solely the unaffiliated ShopKo shareholders and to negotiate with Goldner Hawn on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of the unaffiliated ShopKo shareholders, except that all members of the special committee hold restricted stock that will vest upon completion of the merger and stock options that will be “cashed-out” in the merger at the same price that the unaffiliated shareholders will receive;

•	Mr. Eugster beneficially owned approximately 0.5% of the outstanding shares of ShopKo common stock and the GHJM Investors have entered into a voting agreement with respect to shares representing approximately 6.0% of the outstanding shares of ShopKo common stock, meaning that the difference between the affirmative vote of the majority of outstanding shares of ShopKo common stock as compared to the affirmative vote of a majority of the outstanding shares of ShopKo common stock held by the unaffiliated ShopKo shareholders would not be significant;

•	The special committee retained and received the advice of Sidley, its independent legal counsel, and Merrill Lynch, its financial advisor, and requested that Merrill Lynch render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by the unaffiliated ShopKo shareholders pursuant to the original merger agreement, as amended by the first amendment to the original merger agreement. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Goldner Hawn;

•	The special committee and its advisors conducted extensive negotiations with Goldner Hawn in which Mr. Eugster did not participate and had the authority to reject the transaction proposed by the GHJM Investors. These negotiations led to an increase in the cash merger consideration payment to be received by the shareholders of ShopKo from $16.00 per share to $24.00 per share and, then, as described in this proxy supplement, from $24.00 per share to $25.50 per share; and

•	The merger was unanimously approved by the members of the special committee and by the unanimous affirmative vote of the ShopKo board of directors, other than Messrs. Eugster and Zona who recused themselves from participation in the board of directors meeting on September 29, 2005 to approve the amended merger agreement in light of their interests in the transaction.
      Mr. Eugster believes that the merger is procedurally fair despite the fact that the terms of the amended merger agreement do not specifically require the approval of a majority of the unaffiliated ShopKo shareholders and that the ShopKo board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of the unaffiliated ShopKo shareholders for purposes of negotiating the terms of the amended merger agreement. In this regard, Mr. Eugster notes that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type.
      Mr. Eugster did not consider net book value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because he believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for ShopKo common stock. Mr. Eugster did not consider liquidation value in determining the fairness of the merger to the unaffiliated ShopKo shareholders because of his belief that liquidation value did not present a meaningful valuation for ShopKo and its business; rather, it was Mr. Eugster’s belief that ShopKo’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because ShopKo’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, Mr. Eugster concluded that ShopKo is not susceptible to a meaningful liquidation valuation. Moreover, it was Mr. Eugster’s belief that a large part of ShopKo’s success is attributable to its market share and market presence as a chain of numerous individual properties unified by a recognizable brand name and reputation for quality, and any liquidation of its assets or break-up or piecemeal sale of its parts would not maximize shareholder value because it would not likely compensate ShopKo’s shareholders for the value inherent in ShopKo’s market position or brand identity. Therefore, Mr. Eugster believed that the liquidation methodology would result in a lower valuation for ShopKo than had been proposed in the merger negotiations.
      Further, Mr. Eugster did not establish a pre-merger going concern value for ShopKo, assuming the sale of ShopKo as an integrated business (that is, as a “going concern”). Mr. Eugster did not believe that there is a single method for determining going concern value and, therefore, did not base his valuation of ShopKo on a concept that is subject to various interpretations. Further, Mr. Eugster believed that, to the extent that ShopKo’s pre-merger going concern value was already reflected in the pre-announcement stock price of ShopKo common stock, such pre-merger going concern value undervalued ShopKo in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. Moreover, since going concern value is often defined as the ability to generate earnings (rather than cash flows) from its assets, Mr. Eugster did not believe that ShopKo’s pre-merger going concern value was meaningful in determining the fairness of the merger because, following the merger, ShopKo will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company. For example, ShopKo will have a significantly different level of fixed interest costs following the merger, which will affect ShopKo’s ability to generate earnings from its assets. Thus, Mr. Eugster did not believe that ShopKo’s pre-merger going concern value would be a significant consideration in determining what value potential acquirors were likely to place on ShopKo, which would be a much more highly leveraged company in the hands of such acquirors. While Mr. Eugster did not consider pre-merger going concern value for the reasons described above, in reaching his determination that the merger is fair to the unaffiliated ShopKo shareholders, Mr. Eugster did consider ShopKo’s historical results of operations and ShopKo’s projected future cash flows as a continuing enterprise, in light of Mr. Eugster’s view of the challenges facing the retail industry in general, the future prospects of ShopKo in the increasingly competitive retail sector and his assessment of the assumptions underlying ShopKo’s financial projections and the risks relating to their achievability. In this regard, Mr. Eugster noted that (i) while ShopKo’s results of operations exceeded management’s guidance for the fiscal year ended January 29, 2005, such results also indicated a decline in comparable store sales, as did ShopKo’s results of operations for the first and second fiscal quarters of 2005 and (ii) ShopKo’s projected cash flows assumed that ShopKo would be able to maintain its market share and profit margins despite the highly competitive nature of the discount general retail business.
      In addition to the factors described above, in considering the substantive fairness of the merger to the unaffiliated ShopKo shareholders, Mr. Eugster considered the GHJM Investors’ belief that the per share consideration offered to ShopKo shareholders pursuant to the amended merger agreement represented the maximum consideration that could be paid by the GHJM Investors in light of ShopKo’s debt service obligations following the merger, while maintaining sufficient liquidity to conduct its business operations.
      The foregoing discussion of the information and factors considered by Mr. Eugster is not intended to be exhaustive but, Mr. Eugster believes, includes all material factors considered by him. Mr. Eugster did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated ShopKo shareholders, nor has he assigned specific relative weights to the factors considered by him. Mr. Eugster believes that the factors discussed above provide a reasonable basis for his belief that the merger is fair to the unaffiliated ShopKo shareholders. This belief should not, however, be construed as a recommendation to any ShopKo shareholder to vote to approve the amended merger agreement. Mr. Eugster does not make any recommendation as to how shareholders of ShopKo should vote their shares relating to the merger or any related transaction.
Position of Badger Retail Holding and Badger Acquisition as to the Fairness of the Merger
      Under the rules governing “going private” transactions, Badger Retail Holding and Badger Acquisition are required to express their beliefs as to the substantive and procedural fairness of the merger to unaffiliated ShopKo shareholders. Each of Badger Retail Holding and Badger Acquisition is making the statements included under this heading solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of Badger Retail Holding and Badger Acquisition believes that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders on the basis of the factors described below.
      Neither Badger Retail Holding nor Badger Acquisition participated in the deliberations of the special committee or the ShopKo board of directors regarding, or received advice from the special committee’s or ShopKo’s legal or financial advisors as to, the fairness of the merger to the unaffiliated ShopKo shareholders. Based on Badger Retail Holding’s and Badger Acquisition’s knowledge and analysis of available information regarding ShopKo, as well as discussions with members of ShopKo’s senior management regarding ShopKo and its business and the factors considered by, and findings of, the special committee and the ShopKo board of directors described under “—Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page S-12 of this proxy supplement, Badger Retail Holding and Badger Acquisition believe that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders. In addition, as entities currently owned by the GHJM Investors, and to be jointly owned by the GHJM Investors and Mr. Eugster following the merger, Badger Retail Holding and Badger Acquisition considered the same factors considered by, and adopted the analyses of, the GHJM Investors, as described in this proxy supplement under “—Position of the GHJM Investors as to the Fairness of the Merger” beginning on page S-14 of this proxy supplement, and Mr. Eugster, as described in this proxy supplement under “—Position of Mr. Jack W. Eugster as to the Fairness of the Merger” beginning on page S-17 of this proxy supplement.
      Badger Retail Holding and Badger Acquisition believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated ShopKo shareholders. This belief should not, however, be construed as a recommendation to any ShopKo shareholder to vote to approve the amended merger agreement. Badger Retail Holding and Badger Acquisition do not make any recommendation as to how shareholders of ShopKo should vote their shares relating to the merger or any related transaction.
Purposes, Reasons and Plans for ShopKo after the Merger
      The definitive proxy statement and the first proxy supplement each describe the purposes, reasons and plans for ShopKo after the merger. The discussion below supplements those descriptions.
      The cash merger consideration for the shares of ShopKo common stock represents a 19.1% premium over the average closing price of ShopKo common stock for the 30 days prior to the April 8, 2005 announcement of the original merger agreement, a 10.7% premium to the closing price of ShopKo common stock on April 7, 2005, the last trading day before ShopKo and Goldner Hawn announced the original merger agreement, and a 51.9% premium to the average closing price for the 52 weeks prior to April 7, 2005.

Certain Effects of the Merger
      The definitive proxy statement and the first proxy supplement each contain a summary of certain effects of the merger under “Certain Effects of the Merger” beginning on page 57 and S-36 respectively. For ease of reference, we have restated below the information under the subcaptions “— Conversion of Outstanding ShopKo Common Stock and Cancellation of Stock Options” (beginning on page 57 of the definitive proxy statement and page S-36 of the first proxy supplement) and “— Effects on Interests in ShopKo’s Net Book Value and Net Earnings” (beginning on page 58 of the definitive proxy statement and page S-36 of the first proxy statement) to reflect the terms of the second amended merger agreement and the amendment to the equity commitment letter. With respect to the other disclosure in the definitive proxy statement and the first proxy supplement under “Certain Effects of the Merger,” all references to the $24.00 or $25.00 per share merger consideration shall be deemed to be references to $25.50 per share.

Conversion of Outstanding ShopKo Common Stock and Cancellation of Stock Options
      If the amended merger agreement is approved by ShopKo’s shareholders and the other conditions to the completion of the merger are either satisfied or waived, Badger Acquisition will be merged with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of ShopKo common stock, other than shares held by ShopKo, its subsidiaries, Badger Retail Holding or Badger Acquisition, will be converted into the right to receive $25.50 in cash, without interest. ShopKo shareholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment of $25.50 per share. After completion of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.
      Upon completion of the merger, all options to acquire shares of ShopKo common stock outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the amended merger agreement, each option holder will receive a payment equal to $25.50 times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.

Effects on Interests in ShopKo’s Net Book Value and Net Earnings
      Prior to the completion of the merger, none of Badger Retail Holding, Badger Acquisition or the GHJM Investors has an interest in ShopKo’s net book value or net earnings. Mr. Eugster, by virtue of his ownership of shares of ShopKo common stock, has an interest of approximately 0.05% of ShopKo’s net book value and net earnings. If the merger is completed, 100% of the equity of ShopKo will be owned by Badger Retail Holding, and the unaffiliated ShopKo shareholders will cease to have any interest in ShopKo’s net book value and net earnings. The GHJM Investors and Mr. Eugster will have an indirect interest in ShopKo’s net book value and net earnings by virtue of their respective ownership interests in Badger Retail Holding.

      The table below sets forth the interest in ShopKo’s net book value and net earnings of Badger Retail Holding, Badger Acquisition, the GHJM Investors, Mr. Eugster and the unaffiliated ShopKo shareholders before and after the merger, based on the historical net book value of ShopKo as of January 29, 2005 and the historical net earnings of ShopKo for the twenty-six weeks ended July 30, 2005.
Effects of Going Private Transaction on Interests in ShopKo’s
Net Book Value and Net Earnings

	Ownership of ShopKo Prior to Merger				Ownership of ShopKo After Merger

				Net						Net
				Earnings						Earnings
			Net Book	26 weeks					Net Book	26 weeks
			Value as of	ended					Value as of	ended
	Total	%	January 29,	July 30,	Total		%		January 29,	July 30,
	Shares	Ownership	2005	2005	Shares		Ownership		2005	2005

Badger Retail Holding	—	—	—	—	1		100.0%
Badger Acquisition	—	—	—	—	—	(a)	—		—	—
GHJM Investors	—	—	—	—	0	(b)	90.71	%(c)	$579,144,493	$10,455,729
Mr. Eugster	16,400	0.05%	$319,214	$5,763	0	(b)	9.29	%(c)	$59,282,507	$1,070,271
Unaffiliated Shareholders	30,003,365	99.95%	$638,107,786	$11,520,237	0		—		—
Total ShopKo	30,019,765	100.0%	$638,427,000	$11,526,000	1		100.0%		$638,427,000	$11,526,000

(a)	As a result of the merger, Badger Acquisition will cease to exist.

(b)	Following the merger, Badger Retail Holding will own 100% of the capital stock of ShopKo.

(c)	Following the merger, the GHJM Investors will own approximately 90.71% of the outstanding shares of Badger Retail Holding, without giving effect to investments by members of ShopKo senior management other than Mr. Eugster, and Mr. Eugster will own approximately 9.29% of the outstanding shares of Badger Retail Holding. The percentage ownership by the GHJM Investors in Badger Retail Holding may decrease as a result of purchases of equity interests in Badger Retail Holding by other members of ShopKo senior management that may take place prior to or upon completion of the merger. See “Interests of ShopKo Directors and Executive Officers in the Merger — Ownership Interest in ShopKo After the Merger” beginning on page 67 of the definitive proxy statement. The percentage ownership by each of the GHJM Investors and Mr. Eugster in Badger Retail Holding does not take into account the exercise of options to acquire common stock of Badger Retail Holding that will be issued to Mr. Eugster and other members of ShopKo senior management upon or following the completion of the merger.
Certain Risks in the Event of Bankruptcy
      The definitive proxy statement describes certain risks of the merger in the event of ShopKo’s bankruptcy. The discussion below replaces the first paragraph of that description.
      If ShopKo is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $25.50 per share price payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of ShopKo. If such a claim is asserted by the creditors of ShopKo following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to ShopKo’s trustee in bankruptcy all or a portion of the $25.50 per share in cash they received upon the completion of the merger.
Financing
      On September 29, 2005, in connection with the second amendment to the merger agreement, Badger Retail Holding, Badger Acquisition, Marathon and Mr. Eugster entered into an amendment to the equity commitment letter, pursuant to which Marathon and Mr. Eugster have agreed to provide, subject to the conditions set forth in the equity commitment letter, as so amended, the equity contributions necessary to complete the merger, with such contributions totaling $35.0 million in the aggregate.
      Pursuant to the equity commitment letter, as amended, Marathon has agreed to increase its commitment to capitalize Badger Retail Holding from $27 million in cash to $31.75 million in cash, and Mr. Eugster has agreed to increase his commitment to capitalize Badger Retail Holding from $3 million in cash to $3.25 million in cash.
      The obligation of each of Badger Retail Holding and Badger Acquisition to complete the merger is subject to the condition that ShopKo receive certain debt financing in connection with the merger. Badger Retail Holding and Badger Acquisition estimate that the total amount of funds required to complete the merger and related transactions is approximately $1,140 million, consisting of:

•	approximately $785 million to be used to pay ShopKo’s shareholders and option holders the amounts due to them under the amended merger agreement;

•	approximately $265 million to be used to refinance existing indebtedness of ShopKo, including all amounts outstanding under ShopKo’s Amended and Restated Loan and Security Agreement, dated August 19, 2003, and the maximum amount which may be necessary to purchase ShopKo’s 9.25% senior unsecured notes due 2022, which we refer to in this proxy supplement as the ShopKo senior unsecured notes, as described under “— Debt Tender Offer” below; and

•	approximately $90 million to be used to pay related fees and expenses.
      Badger Retail Holding and Badger Acquisition currently expect that the total funds necessary to finance the merger, complete the tender offer for the ShopKo senior unsecured notes and pay related fees and expenses will be obtained from the following sources:

•	equity contributions to Badger Retail Holding by Marathon and Mr. Eugster of $35 million in the aggregate, pursuant to the terms and conditions of an equity commitment letter, which is described above with Marathon’s share of such equity contributions subject to reduction in the event of investments in Badger Retail Holding by certain executive officers and employees of ShopKo;

•	borrowings of approximately $405 million under asset-based secured credit facilities, which are described under “Asset-Based Debt Financing” beginning on page 63 of the definitive proxy statement; and

•	borrowings of approximately $700 million under a mortgage facility, which is described under “Real Estate Debt Financing” beginning on page 64 of the definitive proxy statement. The commitment letter relating to the “Alternative Real Estate Debt Financing” described on page 66 of the definitive proxy statement has expired; however, the condition to the Real Estate Debt Financing relating to the debt tender offer for the ShopKo senior unsecured notes will be satisfied upon acceptance of such notes for payment.
Debt Tender Offer
      At the request of Badger Retail Holding and Badger Acquisition, on June 30, 2005, ShopKo commenced a cash tender offer to purchase any and all of the ShopKo senior unsecured notes and solicit consents to waive certain covenants in the indenture governing such notes. On August 15, 2005, ShopKo announced that it had received the consents necessary to approve the amendments to the Indenture governing the ShopKo senior unsecured notes, and on August 16, 2005, ShopKo entered into a supplemental indenture to make such amendments effective. On September 29, 2005, ShopKo announced that as of such date, ShopKo senior unsecured notes representing 94.0% of the aggregate principal amount of the ShopKo senior unsecured notes had been tendered into the debt tender offer, representing an amount sufficient, upon acceptance of such notes for payment, to satisfy the condition relating to the debt tender offer contained in the commitment letter for the real estate debt financing. The debt tender offer is currently scheduled to expire at 9:30 a.m. (EDST) on October 18, 2005, unless further extended or earlier terminated by ShopKo in its sole discretion. ShopKo’s obligation to accept for payment and pay for senior unsecured notes that are validly tendered and not validly withdrawn pursuant to the debt tender offer is conditioned upon the completion of the merger and standard conditions having occurred or having been waived by ShopKo, including, among other things, the condition that a supplemental indenture governing the notes be executed. If the debt tender offer is terminated or withdrawn, or if the senior unsecured notes properly tendered are not accepted for payment for any reason, the supplemental indenture will automatically be rescinded and be of no force and effect as if the supplemental indenture had never been executed. See “Terms of the Merger Agreement — Financing Covenants” beginning on page 100 of the definitive proxy statement.
Interests of ShopKo Directors and Executive Officers in the Merger
      The definitive proxy statement and the first proxy supplement describe the interests of certain directors and executive officers of ShopKo in the merger. The discussion below updates the description in the definitive proxy statement where necessary to reflect the increase in the merger consideration payable to ShopKo shareholders from $24.00 per share under the original merger agreement to $25.50 per share under the second amendment to the merger agreement and replaces the description in the first proxy supplement.

ShopKo Stock Options and Restricted Stock Prior to the Merger
      Upon completion of the merger, all options to acquire shares of ShopKo common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the amended merger agreement, each option holder will receive a payment equal to $25.50 times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.

      The table below sets forth, as of September 30, 2005, for each of ShopKo’s directors and executive officers, (a) the number of shares subject to vested options for ShopKo common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $25.50 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $25.50 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $25.50 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant.

			Options that Will Vest
Directors and			as a Result
Executive Officers	Vested Options		of the Merger		Totals

	(a)	(b)	(c)	(d)	(e)	(f)
Name	Shares	Value	Shares	Value	Total Shares	Total Value

Steven R. Andrews	23,332	$280,584	16,668	$199,616	40,000	$480,200
Brian W. Bender	15,000	$176,500	23,000	$338,696	38,000	$515,196
Michael J. Bettiga	61,166	$356,166	12,001	$158,519	73,167	$514,685
Sam K. Duncan(1)	—	—	—	—	—	—
Jack W. Eugster	135,597	$2,149,009	7,000	$50,050	142,597	$2,199,059
Larry L. Gentry	7,666	$102,918	5,334	$69,262	13,000	$172,180
Jeffrey C. Girard(2)	5,000	$200	30,000	$354,400	35,000	$354,600
Lynn E. Hempe	—	—	—	—	—	—
Michael J. Hopkins	80,000	$372,850	20,000	$278,135	100,000	$650,985
Dale P. Kramer	214,000	$1,422,020	—	—	214,000	$1,422,020
Rodney D. Lawrence	23,333	$70,779	12,001	$158,519	35,334	$229,298
Matthew J. Lynch	16,016	$120,016	14,834	$167,712	30,850	$287,728
Samuel M. Martin	4,333	$58,089	3,667	$46,681	8,000	$104,770
Martha A. McPhee	15,200	$160,928	800	$8,632	16,000	$169,560
John G. Turner	22,762	$213,200	—	—	22,762	$213,200
Stephen E. Watson	25,465	$213,500	—	—	25,465	$213,500
Paul G. White	12,499	$119,574	25,001	$239,176	37,500	$358,750
Gregory H. Wolf	23,000	$213,300	—	—	23,000	$213,300
Douglas N. Wurl	9,016	$127,643	8,850	$115,257	17,866	$242,900
Richard A. Zona	10,400	$134,304	1,600	$20,336	12,000	$154,640
All directors and executive officers as a group (20 persons)	703,785	$6,291,580	180,756	$2,204,991	884,541	$8,496,571

(1)	Mr. Duncan resigned as a director and President and Chief Executive Officer of ShopKo on April 14, 2005.

(2)	Mr. Girard resigned as a director and Vice Chairman, Finance and Administration of ShopKo on August 1, 2004 and his employment with ShopKo terminated on March 15, 2005.

      ShopKo restricted stock awards provide for discretionary acceleration of vesting by the compensation and stock option committee upon a change of control. The committee approved the acceleration of vesting with respect to all restricted stock awards, including those held by the directors and executive officers of ShopKo.
      The table below sets forth, as of September 30, 2005, for each director and executive officer (a) the number of shares held by such person that will fully vest and become unrestricted as a result of the merger and (b) the total payment to the directors and executive officers with respect to those shares, calculated by multiplying (i) the $25.50 per share merger consideration by (ii) the number of shares described in clause (a), and without regard to deduction for taxes.

	(a)
	Shares that Will Vest
	and Become Unrestricted
	as a Result	(b)
Name	of the Merger	Payment

Steven R. Andrews	5,000	$127,500
Brian W. Bender	—	—
Michael J. Bettiga	—	—
Sam K. Duncan	—	—
Jack W. Eugster	1,000	$25,500
Larry L. Gentry	5,500	$140,250
Jeffrey C. Girard	—	—
Lynn E. Hempe	—	—
Michael J. Hopkins	—	—
Dale P. Kramer	1,000	$25,500
Rodney D. Lawrence	—	—
Matthew J. Lynch	—	—
Samuel M. Martin	5,000	$127,500
Martha A. McPhee	1,000	$25,500
John G. Turner	1,000	$25,500
Stephen E. Watson	1,000	$25,500
Paul G. White	12,500	$318,750
Gregory H. Wolf	1,000	$25,500
Douglas N. Wurl	7,250	$184,875
Richard A. Zona	1,000	$25,500
All directors and executive officers as a group (20 persons)	42,250	$1,077,375

Directors Deferred Compensation Plan
      ShopKo’s Directors Deferred Compensation Plan allows non-employee directors to elect to defer the cash portion of their annual retainers and other fees. In both 2003 and 2004, the directors listed in the table below received an additional retainer in the amount of $5,000, which was mandatorily deferred under the Directors Deferred Compensation Plan and invested in deferred stock units which track the performance of ShopKo’s common stock. No other compensation has been deferred under this plan.
      The Directors Deferred Compensation Plan permits a newly eligible participant to make an irrevocable election to receive the full amount in his or her account in the event of a change of control prior to the time such person ceases to serve as a director of ShopKo. Such election must be made with respect to all future deferral accounts on his or her first deferred compensation election form. Such benefit shall be payable in a lump sum payment no later than the last day of the month following the month in which the change of control occurs, unless the participant has elected in his or her deferred compensation election form to have such benefit paid in five annual installments beginning on such date.
      Pursuant to the directors’ election forms, the following table shows the amounts, as of October 1, 2005, that will be payable to certain ShopKo directors under the Directors Deferred Compensation Plan following the completion of the merger.

Amount of
Directors	Cash Payment(1)

Jack W. Eugster	$18,384
Dale P. Kramer	$18,384
Martha A. McPhee	$18,384
John G. Turner	$18,384
Stephen E. Watson	$18,384
Gregory H. Wolf	$18,384
Richard A. Zona	$18,384

(1)	No participants have elected annual installments; therefore all amounts will be paid in the form of a lump sum no later than the last day of the month following the month in which the merger is completed.

SUMMARY OF SECOND AMENDMENT TO ORIGINAL MERGER AGREEMENT, VOTING AGREEMENT AND EXPENSE REIMBURSEMENT AGREEMENT
      The following is a summary of the material terms of the second amendment to the original merger agreement, the voting agreement and the expense reimbursement agreement. The summary of the second amendment to the original merger agreement does not purport to describe all the terms thereof and is qualified by reference to the complete second amendment to the original merger agreement which is attached as Appendix A to this proxy supplement, the first amendment to the original merger agreement which is attached as Appendix A to the first proxy supplement and the original merger agreement which is attached as Appendix A to the definitive proxy statement. We urge to you to read the original merger agreement, together with the amendments to the original merger agreement, carefully and in their entirety because those documents, and not the definitive proxy statement, the first proxy supplement or this proxy supplement, are the legal documents that govern the merger. Further, the summaries of the voting agreement and the expense reimbursement agreement do not purport to describe all the terms of those agreements and the summary of the voting agreement is qualified by reference to the complete voting agreement, which is attached as Appendix B to this proxy supplement, and the summary of the expense reimbursement agreement is qualified by reference to the complete expense reimbursement agreement which has been filed as an exhibit to the Schedule 13E-3 filed by ShopKo, Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster with the SEC. We urge you to read each of the voting agreement and the expense reimbursement agreement in their entirety.
      The terms of the amended merger agreement, the voting agreement and the expense reimbursement agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger and the transactions to be completed in connection with the merger. Those agreements contain representations and warranties ShopKo, Badger Retail Holding, Badger Acquisition and the Levco Investors made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and the transactions to be completed in connection with the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
Amendments to the Original Merger Agreement
      On September 29, 2005, Badger Retail Holding, Badger Acquisition and ShopKo entered into a second amendment to the original merger agreement. Pursuant to the amendment, the consideration payable to holders of ShopKo common stock upon completion of the merger was increased from the $25.00 per share provided for in the merger agreement, as amended by the first amendment to the original merger agreement, to $25.50 per share.
      The increased purchase price will be partially financed by an increase in the equity commitment of Marathon, from $27.0 million to $31.75 million, and an increase in the equity commitment of Mr. Eugster from $3.0 million to $3.25 million. Accordingly, Marathon and Mr. Eugster delivered to Badger Retail Holding an amendment to the equity commitment letter providing for such increased commitments. See “Updates to Special Factors — Financing” beginning on page S-22 of this proxy supplement.
Consideration to be Received Pursuant to the Merger; Treatment of Stock Options
      The amendment to the original merger agreement amended the terms of the original merger agreement to increase the merger consideration from $24.00 per share to $25.50 per share. As a result, at the effective time of the merger:

•	each share of ShopKo common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares of ShopKo common stock owned by ShopKo as treasury shares, the shares of ShopKo common stock owned by Badger Retail Holding or Badger

Acquisition and any shares of ShopKo common stock owned by a direct or indirect subsidiary of ShopKo) will be converted into the right to receive $25.50 in cash;

•	each share of ShopKo common stock owned by ShopKo as a treasury share will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of ShopKo common stock owned by Badger Retail Holding or Badger Acquisition will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of ShopKo common stock owned by a direct or indirect subsidiary of ShopKo will be converted into and become one share of common stock of ShopKo, as the surviving corporation; and

•	each share of Badger Acquisition capital stock will be converted into and become one share of common stock of ShopKo, as the surviving corporation.

      Each option granted to any current or former employee, consultant or director of ShopKo to acquire ShopKo common stock, which is outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

•	the number of shares of ShopKo common stock subject to the option; and

•	the excess, if any, of $25.50 over the exercise price per share of the option;
provided, however, that immediately following the merger, Badger Retail Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant.
Voting Agreement
      The Levco Investors have each entered into a voting agreement with Badger Retail Holding and Badger Acquisition under which each of the Levco Investors has agreed to appear, either in person or by proxy, and to vote (or cause to be voted) all of their shares of ShopKo common stock (constituting in the aggregate 1,818,400 shares or approximately 6.0% of the outstanding shares of ShopKo common stock entitled to vote at the meeting) at any meeting of ShopKo shareholders:

•	in favor of the approval, consent, ratification and adoption of the merger and any actions required in furtherance thereof;

•	against any company alternative transaction; and

•	against any actions or agreements that would impede, frustrate, hinder, delay, prevent or nullify the voting agreement or the amended merger agreement or the transactions contemplated thereunder.
      Each Levco Investor, severally and not jointly, represented and warranted to Badger Retail Holding and Badger Acquisition that, as of August 1, 2005 and the date of the voting agreement, such Levco Investor legally and/or beneficially owned, and had voting power over, 1,818,400 shares of ShopKo common stock.
      Each Levco Investor agreed that, between the date of the voting agreement and the earlier of (i) the date of termination of the amended merger agreement, (ii) the effectiveness of any amendment to the merger agreement reducing the per share consideration to less than $25.50 per share, (iii) the completion of the merger or (iv) the close of business on November 1, 2005, such Levco Investor would not (a) dispose of its right to vote its shares at the reconvened special meeting, (b) dispose of its shares or (c) solicit any acquisition proposal by any third party.
      Under the voting agreement, the Levco Investors have each agreed to grant an irrevocable proxy, with effect until the completion of the merger, to Badger Retail Holding and appoints Badger Retail Holding, or any nominee of Badger Retail Holding, as its attorney-in-fact and proxy, with full power of substitution, for and in its name, place and stead, to vote (by written consent or otherwise) the shares which such Levco Investor is entitled to vote at any meeting of the shareholders of ShopKo, on the matters and in the manner described above.
      Furthermore, each Levco Investor agreed to promptly take all reasonably necessary and appropriate actions to withdraw the preliminary proxy statement, dated August 24, 2005 (as amended) filed by the Levco Investors with the SEC.
Expense Reimbursement Agreement
      The Levco Investors have entered into an expense reimbursement agreement with Badger Retail Holding and Badger Acquisition under which Badger Retail Holding has agreed to cause ShopKo to reimburse the Levco Investors for all of their documented out-of-pocket expenses incurred in connection with or related to (i) the preparation, filing or amendment of the preliminary proxy statement filed by the Levco Investors with the SEC on August 24, 2005 or (ii) the authorization, preparation, negotiation, execution and performance of the voting agreement (as described above under “— Voting Agreement”) and the expense reimbursement agreement and the transactions contemplated thereby, up to a maximum amount of $300,000, solely in the event that the acquisition of ShopKo by Badger Retail Holding is completed on the terms set forth in the amended merger agreement. A copy of the expense reimbursement agreement has been filed as an exhibit to a Current Report on Form 8-K filed by ShopKo with the SEC on September 29, 2005.
MARKETS AND MARKET PRICE
      On April 6, 2005, the last trading day before ShopKo publicly announced the execution of the original merger agreement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $23.12 and $22.81 per share, respectively, and the closing sale price on that date was $22.93. On September 28, 2005, the last trading day before ShopKo publicly announced the execution of the second amendment to the original merger agreement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $25.06 and $24.85 per share, respectively, and the closing sale price on that date was $25.06. On October 4, 2005, the last trading day for which information was available prior to the date of the first mailing of this proxy supplement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $26.34 and $26.15 per share, respectively, and the closing sale price on that date was $26.15.
      SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR SHOPKO COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
      ShopKo files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. In addition, because the merger is a “going private” transaction, ShopKo, Badger Retail Holding and others have filed a Rule 13e-3 transaction statement on Schedule 13E-3 with respect to the merger with the SEC. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and these reports, proxy statements and other documents contain additional information about ShopKo and will be made available for inspection and copying at ShopKo’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.
      Shareholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by ShopKo at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. ShopKo’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy statements and other information about ShopKo at the offices of The New York Stock Exchange. For further information on obtaining copies of our public filings at The New York Stock Exchange, you should call (212) 656-3000.
      A list of shareholders will be available for inspection by shareholders of record at ShopKo’s executive offices at 700 Pilgrim Way, Green Bay, Wisconsin 54303 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof. The opinion of Merrill Lynch dated September 9, 2005 that the cash merger consideration to be received pursuant to the original merger agreement, as amended by the first amendment to the original merger agreement, is fair, from a financial point of view, to the unaffiliated ShopKo shareholders a copy of which is attached to the first proxy supplement as Appendix B, will also be available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.
      ShopKo undertakes to provide without charge to each person to whom a copy of the definitive proxy statement, the first proxy supplement and this proxy supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in the definitive proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that the definitive proxy statement incorporates. The documents incorporated by reference in the definitive proxy statement are described under “Where Shareholders Can Find More Information” beginning on page 120 of the definitive proxy statement. You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304
Attention: Investor Relations
Telephone number: (920) 429-7039
      Documents should be requested from ShopKo by October 10, 2005 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.
      Neither the definitive proxy statement, the first proxy supplement nor this proxy supplement constitutes an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy supplement should not create an implication that there has been no change in the affairs of ShopKo since the date of this proxy supplement or that the information herein is correct as of any later date.

      Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster have supplied, and ShopKo has not independently verified, the information in this proxy supplement relating to Badger Retail Holding, Badger Acquisition, the GHJM Investors and Mr. Eugster.
      Shareholders should not rely on information other than that contained or incorporated by reference in the definitive proxy statement or contained in the first proxy supplement or this proxy supplement. ShopKo has not authorized anyone to provide information that is different from that contained in the definitive proxy statement, the first proxy supplement and this proxy supplement. This proxy supplement is dated October 4, 2005. No assumption should be made that the information contained in this proxy supplement is accurate as of any date other than that date, and the mailing of this proxy supplement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, ShopKo will, where relevant and if required by applicable law, (1) update such information through another supplement to the definitive proxy statement and (2) amend the transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger, in each case, to the extent necessary.

APPENDIX A
September 29, 2005
The Board of Directors
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304

RE:	Second Amendment to Agreement and Plan of Merger
(“Second Amendment”)
Ladies and Gentleman:
      We refer to the Agreement and Plan of Merger by and among Badger Retail Holding, Inc., Badger Acquisition Corp. and ShopKo Stores, Inc. dated as of April 7, 2005, as amended by the First Amendment thereto, dated September 9, 2005 (as so amended, the “Merger Agreement”). The parties to the Merger Agreement wish to amend the Merger Agreement on the terms set forth herein, and to clarify certain matters with respect to the transactions contemplated in the Merger Agreement. All capitalized terms used in this Second Amendment and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
      In consideration of the warranties, covenants and agreements set forth in this Second Amendment, the parties hereto agree as follows:

1. Section 2.7 of the Merger Agreement is hereby amended by deleting the reference to “$25.00” in the first sentence thereof, and inserting “$25.50” in its place.

2. Section 3.22 of the Merger Agreement is hereby amended by deleting the first sentence thereof, and inserting the following in its place:

“No “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated hereby. The Company Board has taken all necessary and appropriate actions to approve, in accordance with Sections 180.1140 and 180.1144 of the WBCL (to the extent applicable) and Article V of the Company Articles, the acquisition by Parent and Acquisition Sub of beneficial ownership of Company Common Stock pursuant to the Levco Voting Agreement.”

3. Section 4.6 of the Merger Agreement is hereby amended by deleting the Section in its entirety and inserting the following in its place:

“Section 4.6 Acquiror Entity’s Operations. Each Acquiror Entity was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and except for the execution, delivery and performance of the Levco Voting Agreement and the Reimbursement Agreement, has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.”

4. Section 4.7 of the Merger Agreement is hereby amended by inserting the following at the end of such Section 4.7:

“, except to the extent any Acquiror Entity may be deemed to beneficially own shares of Company Common Stock in connection with its execution, delivery and performance of the Levco Voting Agreement.”

5. Section 4.8 of the Merger Agreement is hereby amended by (a) deleting the reference to “$27 million” in clause (ii) thereof and inserting “$31.75 million” in its place; and (b) deleting the reference to “$3 million” in clause (ii) thereof and inserting “$3.25 million” in its place.

6. Section 8.1 of the Merger Agreement is hereby amended by adding the following definitions:

“Levco Voting Agreement” means that certain voting agreement, dated as of September 29, 2005, by and among Parent, Acquisition Sub, and each of Levco Alternative Fund, Ltd., Purchase Associates L.P., Purchase Associates II, L.P., Alvarado Capital Partners, L.P., Levco GP, Inc., John A. Levin & Co., Inc. and BKF Capital Group, Inc.”

“Reimbursement Agreement” means that certain letter agreement, dated as of September 29, 2005, by and among Parent, Acquisition Sub, and each of Levco Alternative Fund, Ltd., Purchase Associates L.P., Purchase Associates II, L.P., Alvarado Capital Partners, L.P., Levco GP, Inc., John A. Levin & Co., Inc. and BKF Capital Group, Inc.”

7. The Company represents and warrants to Parent and Acquisition Sub as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

(b) The Company has the requisite corporate power and authority to execute and deliver this Second Amendment and (subject to receipt of the Company Shareholder Approval) to perform its obligations hereunder. The execution and delivery of this Second Amendment and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action (subject to receipt of the Company Shareholder Approval). This Second Amendment has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Second Amendment by Parent and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

8. Each of Parent and Acquisition Sub hereby jointly and severally represents and warrants to the Company as follows:

(a) Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder. The execution and delivery of this Second Amendment and the performance of its obligations hereunder have been duly and validly authorized, and this Second Amendment has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Second Amendment. Concurrently with the execution of this Second Amendment, Parent, as the sole shareholder of Acquisition Sub, is approving this Second Amendment and the transactions contemplated hereby, including the Merger. This Second Amendment has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Second Amendment by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

9. For the avoidance of doubt, from and after the date of this Second Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the

Merger Agreement or such provision as amended hereby unless the context otherwise requires, and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to April 7, 2005.

10. The provisions of the Merger Agreement set forth in Sections 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 and 8.12 are incorporated herein by reference, and are deemed to be part of this Second Amendment.

11. Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Merger Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

      Please indicate your agreement with the forgoing by executing two copies of this Amendment and returning one copy to the undersigned.

Yours truly,

BADGER RETAIL HOLDING, INC.

By:	/s/ Michael S. Israel

Name: Michael S. Israel
Title: Secretary and Treasurer

BADGER ACQUISITION CORP.

By:	/s/ Michael S. Israel

Name: Michael S. Israel
Title: Secretary and Treasurer
Agreed to and acknowledged by this 29th day of September, 2005:
SHOPKO STORES, INC.

By:	/s/ Steven R. Andrews

Name: Steven R. Andrews
Title: Senior Vice President

APPENDIX B
BADGER RETAIL HOLDING, INC.
September 29, 2005
      In connection with the willingness of Badger Retail Holding, Inc. (“Parent”) and Badger Acquisition Corp. (“Acquisition Sub”) to enter into a second amendment to the Agreement and Plan of Merger (as amended on September 9, 2005 and September 29, 2005, the “Merger Agreement”) by and among Parent, Acquisition Sub and ShopKo Stores, Inc. (the “Company”), dated as of April 7, 2005, pursuant to which Acquisition Sub will merge with and into the Company and all of the outstanding shares of the Company shall be converted into the right to receive $25.50 in cash per share (the “Merger”), Parent and Acquisition Sub have requested that Levco Alternative Fund, Ltd., Purchase Associates L.P., Purchase Associates II, L.P., Alvarado Capital Partners, L.P., Levco GP, Inc., John A. Levin & Co., Inc. and BKF Capital Group, Inc. (collectively, the “Levco Shareholders”) agree, and each of the Levco Shareholders have agreed, to enter into this voting agreement (the “Agreement”) with respect to all of the Shares (hereinafter defined), pursuant to which the Levco Shareholders will undertake to take certain actions and do certain things in respect of the Merger in accordance with the terms and conditions set forth herein. This Agreement is being made and created pursuant to Section 180.0731 of the Wisconsin Business Corporation Law.
      The Merger is summarized in the Merger Agreement (and the schedules thereto) and capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.
      Each Levco Shareholder, severally and not jointly, represents and warrants to Parent and Acquisition Sub that as of August 1, 2005 and the date hereof such Levco Shareholder legally and/or beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) the shares of Company Common Stock as set forth opposite the name of such Levco Shareholder on Schedule A to this Agreement (such shares of Company Common Stock, together with any shares of Company Common Stock the voting power over which is acquired by any of the Levco Shareholders after the date of this Agreement, collectively the “Shares”). Each Levco Shareholder severally and not jointly represents and warrants that as of the date hereof it has voting power (either sole or shared with other Levco Shareholders) over the Shares set forth opposite its name on Schedule A, and has the sole or shared right of disposition over such Shares and the power to agree to all of the matters set forth in this Agreement. Each Levco Shareholder severally and not jointly represents and warrants that as of the date hereof it (either alone or with other Levco Shareholders) has good title to the Shares set forth opposite its name on Schedule A, free and clear of any and all Liens. Each Levco Shareholder severally and not jointly represents that as of the date hereof it has not appointed or granted any proxies or powers of attorney or attorney in fact with respect to the Shares, or deposited any of the Shares into a voting trust or entered into a voting agreement, understanding or arrangement with respect to the voting of any of the Shares, which is still effective.
      Each Levco Shareholder covenants with Parent and Acquisition Sub that between the date of this Agreement and the earlier of: (a) the date of termination of the Merger Agreement in accordance with its terms, (b) the effectiveness of any amendment or modification to the Merger Agreement that reduces the consideration to be paid in the Merger for the conversion of Company Common Stock to less than $25.50 in cash per share, (c) the Effective Time of the Merger or (d) the close of business on November 1, 2005 (such earlier date being the “Expiry Date”) such Levco Shareholder shall not (i) except as otherwise provided herein, grant any proxies or powers of attorney or attorney in fact, or deposit any of the Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the voting of any of the Shares, (ii) sell (including short sales), transfer, gift, assign, pledge, hypothecate, encumber, convert or otherwise dispose of any of the Shares or enter into any agreement, arrangement or understanding in connection therewith, or (iii) directly or indirectly through another Person, solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal by any Third Party. This Agreement shall terminate at the Expiry Date. The representations and warranties made herein shall terminate upon termination of this Agreement. Notwithstanding the foregoing, any claims hereunder for breaches of representations, warranties and covenants arising prior to the Expiry Date shall survive the termination of this Agreement.
      Pursuant to the above, each of the Levco Shareholders irrevocably undertakes, until the Expiry Date, to appear, either in person or by proxy, at any meeting of the Company shareholders and to vote (or cause to be voted) all of the Shares at any such meeting, and in any action by written consent of the Company shareholders (i) in favor of the approval, consent, ratification and adoption of the Merger Agreement (and any actions required in furtherance thereof), (ii) against any Company Alternative Transaction, and (iii) against any actions or agreements that would impede, frustrate, hinder, delay, prevent or nullify this Agreement or the Merger Agreement or the transactions contemplated thereunder. Each Levco Shareholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent this Agreement.
      In furtherance and not in limitation of the foregoing, each Levco Shareholder hereby grants an irrevocable proxy, with effect until the Expiry Date, to Parent and hereby constitutes and appoints Parent, or any nominee of Parent, as it attorney-in-fact and proxy, with full power of substitution, for and in its name, place and stead, to vote (by written consent or otherwise) the Shares which such Levco Shareholder is entitled to vote at any meeting of the shareholders of the Company, on the matters and in the manner set forth in the previous paragraph. Each Levco Shareholder hereby confirms that this proxy is being given in connection with the execution of the second amendment to the Merger Agreement and intends THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Levco Shareholder hereby revokes all previous proxies and powers of attorney granted with respect to the Shares that relate to the approval of the Merger, and no subsequent proxy or power of attorney shall be given by such Levco Stockholder that relates to the approval of the Merger.
      Each of the Levco Shareholders agrees to promptly take all reasonably necessary and appropriate actions to withdraw the Preliminary Proxy Statement, dated August 24, 2005 (as amended), filed with the Securities and Exchange Commission by the Levco Shareholders and certain other Persons.
      Each of the Levco Shareholders agrees to details of this Agreement being set out in any proxy solicitation materials produced by the Company in connection with the Merger and to this Agreement being available for inspection to the extent required by Law. Each of the Levco Shareholders further agrees that in all public comments made by them (including in response to any media inquiries) with respect to the Merger they will voice their support for the Merger.
      Each of the Levco Shareholders hereby severally and not jointly represents and warrants to Parent and Acquisition Sub that: such Levco Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement; this Agreement has been duly and validly executed and delivered by such Levco Shareholder and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Levco Shareholder enforceable against such Levco Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles; and the execution and delivery of this Agreement by such Levco Shareholder does not, and the performance of this Agreement by such Levco Shareholder will not, (i) conflict with or violate the certificate of incorporation, limited partnership agreement or equivalent organizational documents, as the case may be, of such Levco Shareholder, (ii) conflict with or violate any applicable Law by which any property or asset of such Levco Shareholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of such Levco Shareholder (including any trust agreement, voting agreement, stockholders agreement or voting trust), except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Levco Shareholder of its obligations under this Agreement.
      Each of Parent and Acquisition Sub hereby jointly and severally represents and warrants to the Levco Shareholders that: each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement; this Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against Parent and Acquisition Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles; and the execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or equivalent organizational documents, as the case may be, of Parent or Acquisition Sub, (ii) conflict with or violate any applicable Law by which any properties or assets of Parent or Acquisition Sub are bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Parent or Acquisition Sub (including any trust agreement, voting agreement, stockholders agreement or voting trust), except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Parent or Acquisition Sub of its obligations under this Agreement.
      This Agreement is governed by the laws of the State of Wisconsin. Each party submits to the exclusive jurisdiction of the courts of competent jurisdiction in the State of Wisconsin in respect of any action or proceeding relating to this Agreement. The parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.
      The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedies at Law or in equity.
      This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person or entity who or which is not a party hereto, nor shall it confer upon any other Person any rights or remedies hereunder.
      This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement.
[Signature page follows]

      IN WITNESS WHEREOF, this Agreement has been agreed and accepted this 29th day of September, 2005.

BADGER RETAIL HOLDING, INC.

By:	/s/ Michael S. Israel

Name: Michael S. Israel

Title:	Secretary and Treasurer

BADGER ACQUISITION CORP.

By:	/s/ Michael S. Israel

Name: Michael S. Israel

Title:	Secretary and Treasurer

LEVCO ALTERNATIVE FUND, LTD.

By:	John A. Levin & Co., Inc.,

its investment adviser

By:	/s/ Norris Nissim

Name: Norris Nissim

Title:	Vice President and General Counsel

PURCHASE ASSOCIATES L.P.

By:	Levco GP, Inc.,

its managing general partner

By:	/s/ Norris Nissim

Name: Norris Nissim

Title:	Vice President and General Counsel

PURCHASE ASSOCIATES II, L.P.

By:	Levco GP, Inc.,

its managing general partner

By:	/s/ Norris Nissim

Name: Norris Nissim

Title:	Vice President and General Counsel

ALVARADO CAPITAL PARTNERS, L.P.

By:	Levco GP, Inc.,

its managing general partner

By:	/s/ Norris Nissim

Name: Norris Nissim

Title:	Vice President and General Counsel

JOHN A. LEVIN & CO., INC.

By:	/s/ Norris Nissim

Name: Norris Nissim

Title:	Vice President and General Counsel

LEVCO GP, INC.

By:	/s/ Norris Nissim

Name: Norris Nissim

Title:	Vice President and General Counsel

BKF CAPITAL GROUP, INC.

By:	/s/ Norris Nissim

Name: Norris Nissim

Title:	Vice President and General Counsel

SCHEDULE A
SHARES

Levco Shareholder:	Number of Shares:

Levco Alternative Fund, Ltd.	1,521,800
Purchase Associates L.P.	93,400
Purchase Associates II, L.P.	129,000
Alvarado Capital Partners, L.P.	12,000
Levco GP, Inc.	234,400
John A. Levin & Co., Inc.	1,818,400
BKF Capital Group, Inc.	1,818,400

SHOPKO STORES, INC.
SPECIAL MEETING OF
SHOPKO STORES, INC. SHAREHOLDERS
Monday, October 17, 2005
11:00 a.m.
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
55th Floor, Room 2C
Chicago, Illinois 60603

ShopKo Stores, Inc. 700 Pilgrim Way Green Bay, Wisconsin 54304	proxy

This proxy is solicited on behalf of the Board of Directors of ShopKo Stores, Inc.
The undersigned hereby appoints Steven R. Andrews and Peter G. Vandenhouten or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of ShopKo Stores, Inc. which the undersigned is entitled to vote at the special meeting of shareholders to be held on October 17, 2005 at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2C, Chicago, Illinois 60603 beginning at 11:00 a.m., local time, or any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the definitive proxy statement dated August 9, 2005, the first proxy supplement dated September 19, 2005 and the second proxy supplement dated October 4, 2005, subject to the directions indicated on this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies for any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote “FOR” the approval of the amended merger agreement, “FOR” approval of the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the amended merger agreement, and at their discretion on any other matters that may properly come before the meeting. The white proxy card also provides voting instructions to the trustee for shares beneficially owned under the ShopKo Stores, Inc. Shared Savings Plan. Please refer to the definitive proxy statement and the proxy supplements for more information regarding the voting of shares held in the Plan.
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY MARKING, SIGNING, DATING AND RETURNING THE WHITE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.
(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your white proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CDST) on October 14, 2005.

•	Please have your white proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/sko/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 11:59 a.m. (CDST) on October 14, 2005.

•	Please have your white proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your white proxy card and return it in the postage-paid envelope we have provided or return it to ShopKo Stores, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your proxy card
ò Please detach here ò
THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

1.	Approve the Agreement and Plan of Merger, dated as of April 7, 2005 and as amended on September 9, 2005 and September 29, 2005, by and among Badger Retail Holding, Inc., Badger Acquisition Corp. and ShopKo Stores, Inc.	☐	For	☐	Against	☐	Abstain

2.	Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger, as amended.	☐	For	☐	Against	☐	Abstain

3.	In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the special meeting.
Please check box if you are attending the Special Meeting in person.     ☐
Address Change? Mark Box     ☐     Indicate changes below:

Date:                                                                                  , 2005

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.